Exhibit 99.1

Group 1 Automotive Elects New Board Member

    HOUSTON--(BUSINESS WIRE)--Oct. 14, 2003--Group 1 Automotive, Inc. (NYSE:GPI), a Fortune 500 specialty retailer, announced today that J. Terry Strange was elected to the board of directors. His term will expire in 2004. Strange will replace Kevin Whalen on the board as a class II director, bringing the number of independent directors on the seven-member board to five.
    Strange, 59, retired from KPMG, LLP in 2002 as global managing partner of the firm's audit business, a member of its international executive committee, vice chairman of KPMG and managing partner of its U.S. audit practice after a 34-year career. His work included interaction with the Financial Accounting Standards Board and the Securities and Exchange Commission, testifying before both bodies on issues impacting the auditing profession and SEC registrants. Strange also serves on the boards of directors of Compass Bancshares, Inc., New Jersey Resources Corporation and BearingPoint, Inc.
    "Terry Strange is an important addition to our board," said B.B. Hollingsworth Jr., Group 1's chairman, president and chief executive officer. "Group 1's stockholders will benefit from his financial and accounting expertise, as well as his management and leadership skills."
    Whalen, platform president of the Sterling McCall Automotive Group and a co-founder of Group 1, has decided to resign as director in order to allow additional independent directors to serve on the board. "Kevin will be missed as a board member but will remain a strong influence as he continues his role as president of our Houston platform," commented Hollingsworth.

    About Group 1 Automotive, Inc.

    Group 1 currently owns 71 automotive dealerships comprised of 112 franchises, 29 brands, and 25 collision service centers located in California, Colorado, Florida, Georgia, Louisiana, Massachusetts, New Mexico, Oklahoma and Texas. Through its dealerships and Internet sites, the company sells new and used cars and light trucks; arranges related financing, vehicle service and insurance contracts; provides maintenance and repair services; and sells replacement parts.
    Group 1 Automotive can be reached on the Internet at www.group1auto.com.

    CONTACT: AT GROUP 1:
             B.B. Hollingsworth, Jr., 713-647-5700
             or
             Scott L. Thompson, 713-647-5700
             or
             Kim Paper, 713-647-5700
             or
             AT Fleishman Hillard:
             Investors/Media
             Russell A. Johnson, 713-513-9515